PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated November 24, 2000)

                         [INTERNATIONAL RECTIFIER LOGO]
                      INTERNATIONAL RECTIFIER CORPORATION

          $550,000,000 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                                      AND
     7,438,967 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes Due 2007 and shares of common stock issuable upon the conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated November 24, 2000. Our common stock is listed on The New York Stock Exchange and the Pacific Exchange under the symbol "IRF."

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 PROSPECTUS SUPPLEMENT DATED DECEMBER 12, 2000

    The information appearing in the following table supplements or supersedes in part the information in the table under the heading "Selling Holders" in our prospectus and was provided by or on behalf of the selling holders.

                                                                                                               COMMON
                                                                                                                STOCK
                                                                                                            BENEFICIALLY
                                                                                                             OWNED AFTER
                                             PRINCIPAL AMOUNT OF      COMMON STOCK                            OFFERING
                                             NOTES BENEFICIALLY    BENEFICIALLY OWNED    COMMON STOCK    -------------------
NAME AND ADDRESS                              OWNED AND OFFERED     BEFORE OFFERING       OFFERED(1)      AMOUNT       %
----------------                             -------------------   ------------------   --------------   --------   --------
1976 Distribution Trust FBO
  A.R. Lauder / Zinterhoffer...............     $     15,000               0                    203         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
1976 Distribution Trust FBO
  Jene A. Lauder...........................     $     18,000               0                    243         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
American Motorist Insurance
  Company..................................     $    579,000               0                  7,831         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
Acepehoe County Colorado...................     $     70,000               0                    947         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
Bank Austria Cayman Island, Ltd............     $  4,640,000               0                 62,758         0          *
  666 Third Ave., 26th Floor
  New York, NY 10017
British Virgin Island Social
  Security Board...........................     $     37,000               0                    500         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
CIBC World Markets.........................     $ 12,695,000               0                171,705         0          *
  1 World Financial Center
  200 Liberty St., 8th Floor
  New York, NY 10281
City University of New York................     $    170,000               0                  2,299         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
Continental Assurance Company Separate
  Account (E)..............................     $  4,680,000               0                 63,299         0          *
  CNA Plaza
  23 South
  Chicago, IL 60685
Goldman Sachs and Company..................     $    925,000               0                 12,511         0          *
  180 Maiden Lane, 41st Floor
  New York, NY 10038
Grady Hospital Foundation..................     $    110,000               0                  1,488         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
Greble Foundation, The
  Advent Capital Management................     $     99,000               0                  1,339         0          *
  30 Broad Street, 30th Floor
  New York, NY 10004

                                                                                                               COMMON
                                                                                                                STOCK
                                                                                                            BENEFICIALLY
                                                                                                             OWNED AFTER
                                             PRINCIPAL AMOUNT OF      COMMON STOCK                            OFFERING
                                             NOTES BENEFICIALLY    BENEFICIALLY OWNED    COMMON STOCK    -------------------
NAME AND ADDRESS                              OWNED AND OFFERED     BEFORE OFFERING       OFFERED(1)      AMOUNT       %
----------------                             -------------------   ------------------   --------------   --------   --------
Independence Blue Cross....................     $    169,000               0                  2,286         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
Merrill Lynch Insurance Group..............     $    252,000               0                  3,408         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
Nabisco Holdings...........................     $     30,000               0                    406         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
New Orleans Firefighters
  Pension / Relief Fund....................     $    113,000               0                  1,528         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
Occidental Petroleum.......................     $    196,000               0                  2,651         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
Ohio Bureau of Workers
  Compensation.............................     $    218,000               0                  2,949         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
Oppenheimer Convertible Securities Fund....     $  6,000,000               0                 82,152         0          *
  2 World Trade Center
  34th Floor
  New York, NY 10023
Prime Convertible Fund Ltd.................     $    500,000               0                  6,763         0          *
  PrimeCorp Investment
  Management Limited
  83 Pall Mall
  London SWIY 5ES
Raytheon Master Pension Trust..............     $    447,000               0                  6,046         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
RJR Reynolds...............................     $     97,000               0                  1,312         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
Shell Pension Trust........................     $    313,000               0                  4,233         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
State of Maryland Retirement
  System...................................     $  2,646,000               0                 35,788         0          *
  Advent Capital Management
  30 Broad Street, 30th Floor
  New York, NY 10004
Any other holder of notes or
  future transferee, pledgee, donee
  or successor of any holder (2)(3)........     $ 98,357,000               0              1,330,318         0          *

------------------------------

*   Less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $73.935 per share of common stock and resale of all shares of common stock offered hereby.

(2) Information about other selling security holders will be set forth in prospectus supplements, if required.

(3) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

    Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements or amendments to the prospectus if necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of the notes and the number of shares of common stock into which the notes are convertible may increase or decrease.